                                                                    EXHIBIT 10.4
                             EMPLOYMENT AGREEMENT
                             --------------------



  EMPLOYMENT AGREEMENT, dated as of August 5, 1996, by and between Glenoit Universal, Ltd., a Delaware corporation, and L. Dupuy Sears ("Executive"). The term "Company" shall apply to Glenoit Universal, Ltd., a Delaware corporation, as well as to Glenoit Mills, Inc. and any other subsidiaries of Glenoit Universal, Ltd.


                                    RECITALS
                                    --------


  In order to induce Executive to agree to serve as Executive Vice President and Chief Financial Officer of the Company, and the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

  Executive is willing to enter into such employment and perform services for the Company on the terms and conditions set forth in this Agreement.

  It is therefore hereby agreed by and among the parties as follows:


     1.  Employment.  (a)  Subject to the terms and conditions of this
         ----------
Agreement, the Company agrees to employ Executive during the term hereof as Executive Vice President and Chief Financial Officer. In his capacity as Executive Vice President and Chief Financial Officer of the Company, Executive shall have all of the customary powers, responsibilities and authorities of chief financial officers of corporations of the size, type and nature of the Company, as they exist from time to time. Executive's principal office shall be at the executive offices of the Company in Tarboro, North Carolina.


              (b) The Company shall, during the term hereof, use its best efforts to cause the election and retention of Executive as Secretary of the Board of the Company.

              (c) Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as Executive Vice President and Chief Financial Officer of the Company and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Nothing in this Agreement shall preclude Executive from engaging, consistent with his duties and responsibilities hereunder, in charitable and community affairs or from managing his personal investments.


     2.       Term of Employment.  Executive's term of employment under this
              ------------------
Agreement shall commence on August 5, 1996 (or such other date as the parties hereto may mutually agree) (the "Commencement Date") and, subject to the terms hereof, shall terminate on December 31, 1999 (the "Termination Date"); provided, however, that on December 31, 1999 and on each subsequent anniversary thereof, the Termination Date shall automatically be extended for a period of one year, unless either party shall have given written notice to the other party not less than six months prior to the Termination Date that the Termination Date shall not be so extended.

  3.  Compensation.
      -------------



      3.1   Initial Base Salary.  The Company shall pay Executive a
            -------------------
      base salary ("Base Salary") at the rate of $165,000 per annum for the period from the Commencement Date through December 31, 1996. The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.



      3.2   Adjustments to Base Salary.  Executive's annual rate of
            --------------------------
      Base Salary shall be increased on January 1, 1997 and each succeeding January 1 during the term of Executive's employment hereunder (each such January 1 being referred to as an "Adjustment Date") by the greater of (i)
      (A) 5% or (B) a percentage equal to the percentage increase in the Consumer Price Index for the United States of America from the January 1 preceding the Adjustment Date to the Adjustment Date, or (ii) the amount specified by the Company's Board of Directors. Once so increased the increased amount shall constitute Executive's Base Salary hereunder.



      3.3   Annual Bonus.  In addition to his Base Salary, Executive
                       ------------
      shall be entitled to an annual cash bonus payment (the "Bonus") determined as follows:



            (a) On March 1, 1997 the Company will pay to Executive a cash bonus of $50,000 in respect of the Fiscal Year ending December 31, 1996.



            (b) On March 1, 1998 and on each succeeding March 1 through and including the March 1 following the termination of Executive's employment hereunder for any reason, the Company shall pay executive a cash bonus equal to the lesser of 66.7% of the Executive's Base Salary or a fixed percentage (the "Bonus Percentage") of the Company's consolidated income before depreciation, interest, taxes and amortization ("EBITDA") for the Company's Fiscal Year ending December 31 preceding such March 1. The "Bonus Percentage" shall be equal to the quotient calculated by dividing $50,000 by the Company's EBITDA for the Fiscal Year ending December 31, 1995.



            (c) Except as otherwise specified below in this Agreement, in the event of the termination of Executive's employment hereunder for any reason prior to the end of a Fiscal Year, his Bonus in respect of such Fiscal Year shall be reduced to equal the product of the amount which would otherwise be payable to him in respect of such Fiscal Year pursuant to the preceding subparagraph (a) multiplied by a fraction of which the numerator is the number of calendar days from January 1 of such Fiscal Year to the date of termination of Executive's employment hereunder and the denominator is 365.

          3.4  Other Salary and Bonus Increases. In addition to any increase in
               --------------------------------
the Base Salary specified in Section 3.2 hereof, the Company's Board of Directors may, at any time and from time to time acting in its sole discretion, increase Executive's Base Salary or Bonus.

          3.5  Moving Reimbursement. The Company will pay all expenses of
               --------------------
relocating Executive to the Tarboro, North Carolina area including but not limited to direct costs of moving, househunting, Realtors fees, closing costs, and the income tax effect on any of the foregoing.

          3.6  Compensation Plans and Programs. Executive shall participate in
               -------------------------------
any compensation plan or program annual or long-term, including stock plans, maintained by the Company on terms no less favorable than those applicable to other senior management personnel of the Company.

          3.7  Supplemental Payment. On the Commencement Date the Company shall
               --------------------
make a cash payment to Executive of $35,000.


     4.  Employee Benefits.
         -----------------

          4.1  Employee Benefit Programs, Plans and Practices.  During the term
               ----------------------------------------------
of his employment hereunder, the Company shall provide to Executive coverage under any employee benefit programs, plans and practices (commensurate with his positions in the Company and to the extent possible under any employee benefit plan), in accordance with the terms thereof, which the Company makes available to its senior executive officers, including but not limited to (i) retirement, pension and profit-sharing, and (ii) medical, dental, hospitalization, life insurance, short and long-term disability, accidental death and dismemberment and travel accident coverage. In addition, the Company shall provide Executive at all times during his employment hereunder with life insurance benefits payable to Executive's selected beneficiary(ies) in the amount of not less than $500,000.

          4.2  Vacation and Fringe Benefits.  (a) Executive shall be entitled to
               ----------------------------
a paid vacation each calendar year of no less than four weeks (consisting of seven calendar days each). The Company may, in its sole discretion, grant additional vacation time to Executive.

          (b) In addition, Executive shall be entitled to all of the perquisites and fringe benefits normally accorded the chief financial officer of the Company, including but not limited to company-paid annual physical examinations.



     5.  Expenses.  Executive is authorized to incur reasonable expenses in
         --------
carrying out his duties and responsibilities under this Agreement, including without limitation expenses for travel, continuing education required to maintain professional certification and similar items related to such duties and responsibilities, and the Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures.

     6.  Termination of Employment.
         -------------------------



          6.1  Termination Not for Cause or Termination for Good Reason.  (a)
               --------------------------------------------------------
The Company may terminate Executive's employment at any time, and Executive may terminate his employment at any time. If Executive's employment is terminated by the Company other than for Cause (as defined in Section 6.4 hereof) or due to Executive's death or Permanent Disability (as defined in Section 6.2 hereof) or Executive terminates his employment for Good Reason (as defined in Section 6.1(b) hereof) prior to December 31, 1999, Executive shall be entitled to receive in a cash lump sum payment from the Company, in lieu of any other cash compensation provided for herein but not in substitution for compensation already paid or earned, payable within ten days of such termination, the sum of
(A) Executive's Base Salary at its then current annual rate and (B) the highest annual Bonus paid to or accrued by the Company hereunder for the benefit of Executive during the term of this agreement.



               In addition, Executive shall:



               (1) be entitled to receive on the date of termination a cash lump sum equal to (A) any compensation payments deferred by Executive, together with any applicable interest or other accruals thereon; (B) any unpaid amounts, as of the date of such termination, in respect of the Bonus for the Fiscal Year ending before the Fiscal Year in which such termination occurs; and (C) an amount in respect of the Bonus for the Fiscal Year in which such termination occurs calculated pursuant to Section 3.3(b) hereof on the basis of the Company's, EBITDA for such Fiscal Year being equal to the sum of (i) the Company's actual EBITDA for the period from the beginning of such Fiscal Year through the end of the month preceding the date of termination plus (ii) the Company's projected EBITDA for the remainder of such Fiscal Year as set forth in the then current version of the Company's operating budget for such Fiscal Year;



               (2) for the period from the date of termination of Executive's employment until the Termination Date (as then in effect), continue to be covered under and participate in the Company's employee benefit programs, plans and practices described in Section 4.1 hereof or under such other plans of the Company which provide for equivalent coverage (on an after-tax basis); and



               (3) have such rights to payments under applicable plans or programs, including but not limited to those described in Section 3.6 hereof, with the exception of stock plans, as may be determined pursuant to the terms of such plans or programs.



               (b) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events without Executive's express prior written consent:



                   (i) the assignment to Executive by the Company of duties inconsistent with Executive's positions, duties, responsibilities, titles and offices as set forth in Section 1 hereof, or any material reduction by the Company of Executive's duties or responsibilities or any removal of Executive from or any failure to elect or re-elect Executive to any of such positions (including but not limited to the removal of Executive as the Executive Vice President or Chief Financial Officer), except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability (as defined in Section 6.2 hereof), as a result of Executive's death or by Executive other than for Good Reason;



               (ii) a reduction by the Company in Executive's Base Salary or Bonus (other than by reason of the terms of Section 3.3 hereof) as in effect at the commencement of employment hereunder or as the same may be increased from time to time during the term of this Agreement;



               (iii) a failure by the Company to continue in effect any benefit or compensation plan or stock option plan (including any pension, profit sharing, bonus, life insurance, health, accidental death or dismemberment or disability plan) existing on the Commencement Date and in which Executive participates after the Commencement Date (and, in the case of plans adopted after the Commencement Date and providing a type of benefit not provided by the Company on the Commencement Date, at the respective dates of adoption of such plans) without providing for or establishing plans or arrangements providing Executive with substantially similar benefits, or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any of such plans;



               (iv) the taking of any action by the Company which would deprive Executive of any material fringe benefit enjoyed by Executive on the Commencement Date (or in the case of a fringe benefit not provided to Executive by the Company on the Commencement Date, at the respective dates of first providing such fringe benefits to any management personnel), or the failure by the Company to provide Executive with the number of paid vacation weeks to which Executive is entitled hereunder;



               (v) the failure by the Company to obtain the specific assumption of this Agreement by any successor or assign of the Company or any person acquiring a substantial portion of the assets of the Company;



               (vi) any material breach by the Company of any provision of this Agreement; or



               (vii) the occurrence of a Change of Control as hereinafter defined; or

               (viii) any purported termination of Executive's employment for Cause which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6.4 hereof.


        (c) For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events:


        (i) The acquisition by an entity of more than 50% of the outstanding capital stock or assets of the Company; or



        (ii) The approval by the shareholders of the Company after the consummation of the merger or consolidation of the Company with any other corporation, the sale of substantially all of the assets of the Company to any third party, or the liquidation or dissolution of the Company, other than such a merger or consolidation with, sale to or liquidation into a company more 50% of whose outstanding capital stock on a fully diluted basis is owned, after the transaction, by stockholders of the Company.



        (iii) The sale of greater than 50% of the Company's stock in a public offering will not be considered to be a "Change of Control" for the purposes of this section.


        (d) in the event Executive is required pursuant to Section 4999 of the Code to pay (through withholding or otherwise) an excise tax on "excess parachute payments" (as defined in Section 28OG(b) of the Code) made by the Company pursuant to this Section 6.1, the Company shall pay Executive, subject to Section 16 hereof, such additional amounts as are necessary to place Executive in the same after-tax financial position that he would have been in if he had not incurred any tax liability under Section 4999 of the Code.


    6.2  Permanent Disability.  If (i) Executive shall fail for a period
               --------------------
of six consecutive months during the term of his employment hereunder, because of illness, physical or mental disability or other incapacity, to render the services provided for by this Agreement or (ii) at such earlier time as Executive submits satisfactory medical evidence that he has an illness, physical or mental disability or other incapacity which is expected to prevent him from returning to the performance of his work duties for six months or longer ("Permanent Disability"). the company or Executive may terminate Executive's employment upon written notice thereof, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under this Section 6.2, and Executive shall receive or continue to receive, as the case may be:



       (a) within thirty days of the date of termination of Executive's employment pursuant to this Section 6.2, a cash lump sum equal to any compensation payments deferred by Executive, together with any applicable interest or other accruals thereon;

          (b) any unpaid amounts, as of the date of such termination, in respect of the Bonus for the Fiscal Year ending before such termination, which shall be payable on the date on which such Bonus is payable as specified in Section 3.3(a) hereof;



          (c) on the March 1 following the end of the Fiscal Year during which the termination of Executive's employment pursuant to this Section 6.2 occurs, an amount in respect of the Bonus for such Fiscal Year calculated on the basis specified in Section 3.3(b) hereof;



          (d) until his attainment of age 65 (or if earlier, the end of his Permanent Disability or his death), annual payments equal to no less than 60% of Executive's then annual Base Salary, it being acknowledged that the Company may obtain disability insurance as the vehicle to provide some or all of such disability benefit;



          (e) full coverage under the employee benefit programs, plans and practices described in Section 4.1 hereof until his attainment of age 65 (or, if earlier, the end of his Permanent Disability or his death); and



          (f) such rights to payments under applicable plans or programs, including but not limited to those described in Sections 3.6 and 4.1 hereof, as may be appropriate pursuant to the terms of such plans or programs.



     6.3  Death.  In the event of Executive's death during the term of his
          -----
employment hereunder, Executive's estate or designated beneficiaries shall receive:



          (a) within thirty days of the date of Executive's death, a cash lump sum, equal to any compensation payments deferred by Executive, together with any applicable interest or other accruals thereon;



          (b) any unpaid amounts, as of the date of Executive's death, in respect of the Bonus for the Fiscal Year ending before his death, which shall be payable on the date on which such Bonus is payable as specified in Section 3.3(a) hereof;



          (c) on the March 1 following the end of the Fiscal Year during which Executive's death occurs, an amount in respect of the Bonus for such Fiscal Year calculated on the basis specified in Section 3.3(b) hereof;



          (d) any death benefits provided under the employee benefit programs, plans and Practices described in Section 4.1 hereof, in accordance with their terms; and



          (e) such other payments under applicable plans or programs, including but not limited to those described in Section 3.6 hereof, as may be appropriate pursuant to the terms of such plans or programs.

          6.4  Voluntary Termination by Executive; Discharge for Cause.  (a) In
               -------------------------------------------------------
the event that Executive's employment is terminated by the Company for Cause, as hereinafter defined, or by Executive other than for Good Reason or other than as a result of Permanent Disability or death, prior to the Termination Date, Executive shall be entitled to receive all salary and benefits to which Executive is entitled up to and including the date of Executive's termination of employment hereunder. Provided the Company follows the procedures specified in
Section 6.4(b) hereof in the case of the termination of Executive's employment for Cause, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall cease and terminate on the date on which Executive's employment is terminated by the Company for Cause or by Executive other than for Good Reason or other than as a result of Permanent Disability or death.



          (b) As used herein, the term "Cause" shall be limited to (i) action by Executive involving willful malfeasance or dishonesty in connection with his employment having a material adverse effect on the Company, (ii) substantial and continuing refusal by Executive in willful breach of this Agreement or written instructions to perform the duties ordinarily performed by a chief financial officer, or (iii) Executive being convicted of a felony, under the laws of the United States or any State. Termination of Executive pursuant to Section 6.4 hereof shall be communicated by a Notice of Termination given within six months after the Board of Directors of the Company both (i) had knowledge of conduct or an event allegedly constituting Cause and (ii) had reason to believe that such conduct or event could be grounds for Cause. For purposes of this Agreement, a "Notice of Termination" shall mean delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors of the Company (excluding Executive, if applicable) at a meeting of the Board called and held for the purpose (after reasonable notice to Executive ("Preliminary Notice") and reasonable opportunity for Executive, together with Executive's counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board, Executive was guilty of conduct set forth in the first sentence of this Section 6.4(b) and specifying the particulars thereof in detail.



     7.  No Obligation to Mitigate Damages.  Executive shall not be required to
         ---------------------------------
mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments under Section 6 hereof be subject to offset in respect of any claims which the Company may have against Executive.


     8.  Notices.  All notices or communications hereunder shall be in writing,
         -------
addressed as follows:

         To the Company:        Glenoit Mills, Inc.
                                111 West 40th Street
                                New York, New York 10018

                                Attention:  Tom O'Gorman
        with a copy to:  CitiBank Venture Capital Partners
                              399 Park Avenue
                              14th Floor, Zone 4
                              New York, New York 10043

                              Attention:  Saleem Muqaddam

        To Executive:    Mr. L. Dupuy Sears
                              c/o Glenoit Mills, Inc.
                              P. O. Box 1157
                              3001 North Main Street
                              Tarboro, North Carolina 27886

        Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of mailing shall constitute the time at which notice was given.

  9  Separability; Legal Fees; Arbitration.  If any provision of this Agreement
     -------------------------------------
shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than Section 12 hereof) that cannot be resolved by Executive on the one hand and the Company on the other, including any dispute as to the calculation of Executive's benefits or any payments hereunder, shall be Submitted to arbitration in The City of New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrators shall be conclusive and binding on the Company and Executive, and judgment may be entered on the arbitrators' award in any court having jurisdiction.

  10.  Assignment.  This contract shall be binding upon and inure to the benefit
       ----------
of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company.

  11.  Amendment.  This Agreement may only be amended by written agreement of
       ---------
the parties hereto.


  12.  Disclosure of Confidential Information Non-Competition.  (a)  Executive
       ------------------------------------------------------
shall not, without the prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12(a), "Confidential Information" shall mean non-public information concerning the Company's financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company that is not otherwise available to the public.


          (b) During the period commencing on the date hereof and ending on December 31, 1999, Executive agrees that, without the prior written consent of the Company, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in material competition with the business of the Company and/or its affiliates.



          (c) For purposes of section 12(b) hereof, a business shall be deemed to be in competition with the Company if it is significantly involved in the purchase, sale or other dealing in any property or the rendering of any service significantly purchased, sold, dealt in or rendered by the Company and/or its affiliates. As used in the preceding sentence, the term "significantly" shall be deemed to refer to activities generating gross annual sales of at least $5 million. Nothing in this Section 12 shall be construed so as to preclude Executive from investing in any publicly held company provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class.



          (d) Executive and the Company agree that the foregoing covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, the Company may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 12 by Executive.


  13.  Beneficiaries; References.  Executive shall be entitled to select (and
       -------------------------
change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

  14.  Survivorship.  The respective rights and obligations of the parties
       ------------
hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

  15.  Governing Law.  This Agreement shall be construed, interpreted and
       -------------
governed in accordance with the laws of New York, without reference to rules relating to conflicts of law.

  16.  Withholding.  The Company shall be entitled to withhold from any payment
       -----------
hereunder any amount of withholding required by law.

  17.  Counterparts.  This Agreement may be executed in two or more
       ------------
counterparts, each of which will be deemed an original.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.



                              Glenoit Mills, Inc.



                              By:
                                 --------------------------------------

                                 --------------------------------------
                                 L. Dupuy Sears, Executive Vice President and Chief Financial Officer